Exhibit 99.2

For Immediate Release

Contact:	Jeremy Jacobs / Sharon Goldstein
Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

Friedman’s Announces Resignation of Chief Financial Officer

SAVANNAH, Georgia (May 5, 2004) — Friedman’s Inc. (NYSE: FRM) today announced that Richard Cartoon, the Chief Financial Officer and Treasurer of the Company, has resigned from the Company, effective immediately.

Friedman’s Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At April 12, 2004, Friedman’s Inc. operated a total of 711 stores in 20 states, of which 224 were located in power strip centers and 487 were located in regional malls. Friedman’s Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM).